                                                                      Exhibit 99

JO-ANN STORES, INC. SAVINGS PLAN 401(k)

Financial Statements
As of December 31, 1999 and 1998


Together with Report of Independent Public Accountants

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Advisory Committee of Jo-Ann Stores, Inc.
Savings Plan 401(k):

We have audited the accompanying statements of net assets of Jo-Ann Stores, Inc. Savings Plan 401(k) (the Plan) as of December 31, 1999 and 1998, and the related statement of changes in net assets for the year ended December 31, 1999, as listed in the accompanying index. These financial statements and the schedule referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets of the Plan as of December 31, 1999 and 1998, and the changes in its net assets for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes (Schedule I) as listed in the accompanying index, is presented for purposes of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Cleveland, Ohio,
May 25, 2000.

JO-ANN STORES, INC. SAVINGS PLAN 401(k)


Index to Financial Statements
December 31, 1999 and 1998



Statements of Net Assets as of December 31, 1999 and 1998

Statement of Changes in Net Assets for the Year Ended December 31, 1999

Notes to Financial Statements

Schedule I--Item 4i--Schedule of Assets Held for Investment Purposes at End of Year

JO-ANN STORES, INC. SAVINGS PLAN 401(k)

Statements of Net Assets
As of December 31, 1999 and 1998




                                                                               1999              1998
                                                                         ----------------- -----------------

ASSETS:

   Cash and cash equivalents                                                  $     -           $   178,350
   Receivables                                                                      -               102,820
                                                                         ----------------- -----------------

   Investments:
     Participant directed                                                      32,485,890        28,371,275
     Nonparticipant directed-
       Company Stock Fund A                                                     2,808,215         3,033,021
       Company Stock Fund B                                                     1,706,797         2,554,512
                                                                         ----------------- -----------------

           Total investments, at market                                        37,000,902        33,958,808

   Receivables:
     Employer contribution                                                          -                42,785
     Participant contribution                                                       -               132,340
                                                                         ----------------- -----------------

           Total receivables                                                        -               175,125

           Total assets                                                        37,000,902        34,415,103

LIABILITIES:
   Accrued expenses and other                                                       -                53,734
                                                                         ----------------- -----------------

NET ASSETS                                                                    $37,000,902       $34,361,369
                                                                         ================= =================



The accompanying notes to financial statements are an integral part of these statements.

JO-ANN STORES, INC. SAVINGS PLAN 401(k)



Statement of Changes in Net Assets
For the Year Ended December 31, 1999


                                                                       Nonparticipant Directed
                                                                   -------------------------------
                                                                     Company             Company
                                                 Participant          Stock               Stock
                                                  Directed            Fund A              Fund B               Total
                                                ------------       ------------        ------------        ------------

INCREASES:

   Interest and dividend income                 $    427,061       $      7,475        $      2,313        $    436,849
   Employer contributions                                  -          1,050,026              64,434           1,114,460
   Particpant contributions                        3,685,865                  -                   -           3,685,865
   Rollover contributions                            405,893                  -                   -             405,893
   Realized gains on sale of investments           6,102,121            327,951                   -           6,430,072
   Unrealized gains on investments                 1,849,385             98,303             344,863           2,292,551
                                                ------------       ------------        ------------        ------------
                                                  12,470,325          1,483,755             411,610          14,365,690
                                                ------------       ------------        ------------        ------------

DECREASES:

   Distributions                                   2,805,864            374,722             429,958           3,610,544
   Administrative expenses                           100,787             11,626              (1,823)            110,590
   Realized losses on sale of investments                  -                  -              26,453              26,453
   Unrealized losses on investments                5,681,400          1,407,250             888,862           7,977,512
   Other                                                 752                142                 164               1,058
                                                ------------       ------------        ------------        ------------
                                                   8,588,803          1,793,740           1,343,614          11,726,157
                                                ------------       ------------        ------------        ------------

NET INCREASE (DECREASE) FOR THE YEAR               3,881,522           (309,985)           (932,004)          2,639,533

NET ASSETS, beginning of year                     28,604,368          3,118,200           2,638,801          34,361,369
                                                ------------       ------------        ------------        ------------

NET ASSETS, end of year                         $ 32,485,890       $  2,808,215        $  1,706,797        $ 37,000,902
                                                ============       ============        ============        ============



The accompanying notes to financial statements are an integral part of this statement.

JO-ANN STORES, INC. SAVINGS PLAN 401(k)



Notes to Financial Statements
December 31, 1999 and 1998



1. SUMMARY OF PLAN:
   ----------------

The original Jo-Ann Stores, Inc. Savings Plan 401(k) (the Plan), formally known as the Jo-Ann Stores, Inc. Employees' Savings and Profit Sharing Plan, was adopted as of September 1, 1974, and has been amended on occasion in order to, among other things, maintain compliance with the requirements of the Employee Retirement Income Security Act of 1974 (ERISA). Effective July 1, 1998, employees of the former House of Fabrics, Inc., which was acquired by Jo-Ann Stores, Inc., (the Company) during 1998, are able to participate in the Plan. On March 1, 1999, the Company replaced Key Trust Company of Ohio, N.A., as trustee and administer of the Plan with Institutional Trust Company, a subsidiary of Invesco Retirement Plan Services. The principal provisions of the Plan are as follows:

Eligibility
-----------

All active employees of the Company and its wholly owned subsidiaries that have adopted the Plan, who have completed at least 1,000 hours of service and are not members of a recognized collective bargaining organization, are eligible to participate in the Plan.

Deferred Income Contributions
-----------------------------

Plan participants may elect to defer from 1% to 15% of their compensation, subject to an annual limitation under the IRC, and such amounts will be contributed to the Plan by the Company as deferred income contributions.

Employer Matching Contributions
-------------------------------

The Company will contribute to the Plan, subject to the forfeiture provision outlined below, an adjustable percentage of the deferred income contributions made by participants (up to a 4% employee deferred compensation contribution), as well as such additional amounts as the Board of Directors may determine. These contributions are allocated among participants after completing one year of service, in proportion to the deferred income contributions made on their behalf for such period and credited to their separate accounts.

The Company's matching contribution can range from 0% to 100% and can be modified prior to the beginning of a month by the Company. For the 1999 and 1998 Plan years, the Company's matching contribution was 50% of the first 4% contributed by participants. All Company matching contributions are in the form of common stock of the Company and are invested in the Company Stock Fund A and Company Stock Fund B.

JO-ANN STORES, INC. SAVINGS PLAN (401(k))



Notes to Financial Statements
December 31, 1999 and 1998
Page 2


Company contributions are funded only to the extent that they exceed cumulative forfeitures of participants terminated from the Plan. Such forfeitures amounted to $90,021 in 1999.

Investment of Employee Contributions
------------------------------------

Under the Plan, each participant selects the manner in which deferred income contributions to their account are to be invested. With each of the investment accounts there is risk of loss, although the degree varies by the nature of the investment. None of the accounts provide for any guarantee against loss. Participants should refer to the Plan document for a more complete description of the Plan's investment options. Contributions are invested in 1% increments, up to 100%, in any one of the following investment options:

     a. IRT 500 Index Fund - Investments are made in a portfolio of stocks attempting to match the Standard & Poor's 500 index with a rate of return that may fluctuate substantially.

     b. AIM Blue Chip Fund - Investments are made in common stocks of domestic, foreign and multi-national companies believed to have long-term growth potential.

     c. IRT Stable Value Fund - Investments are made in investment contracts issued by insurance companies and banks providing for stability of principal and attractive rates of interest.

     d. One Group Bond Fund - Investments are made in investment-grade debt securities issued by corporations and obligations of the U.S. Government and its agencies or instrumentalities, as well as foreign debt, dependent upon the prevailing interest rates.

     e. Invesco Dynamics Fund - Investments are made in stocks of domestic and international companies with market capitalizations ranging between $800 million and $3 billion.

     f. Janus Worldwide Fund - Investments are made in common stocks of foreign issuers, seeking long-term growth of capital in a manner consistent with the preservation of capital.

     g. IRT Intermediate Return Fund - Investments are made in a conservative combination of stable value, bond and equity funds, seeking a high total return through current income and capital appreciation.

JO-ANN STORES, INC. SAVINGS PLAN (401(k))



Notes to Financial Statements
December 31, 1999 and 1998
Page 3

     h. IRT Growth and Income Fund - Investments are made in a moderately aggressive combination of stable value, bond and equity funds, seeking a high total return through current income and capital appreciation.

     i. IRT Maximum Appreciation Fund - Investments are made in an aggressive combination of stable value, bond and equity funds, seeking a high total return through current income and capital appreciation.

     j. Company Stock Fund A -- Investments are made in Jo-Ann Stores, Inc. Class A common stock.

     k. Company Stock Fund B -- Investments are made in Jo-Ann Stores, Inc. Class B common stock.

Participants may change their investment election with respect to future contributions on a daily basis.

PAYSOP Contributions
--------------------

Prior to February 1, 1987, the Company made PAYSOP contributions to the Stock Ownership Fund for each year in an amount equal to the tax credit available under Section 44G of the IRC. This tax credit was eliminated by the Tax Reform Act of 1986 and, therefore, the Company no longer makes PAYSOP contributions. Distributions of the PAYSOP account balances to terminated participants are made in shares of Company common stock unless otherwise specified by the participant.

Vesting Requirements
--------------------

Participants' deferred income contributions, together with earnings thereon, vest immediately. All other Company contributions, plus earnings thereon, vest over a four-year period based on years of service, as defined by the Plan agreement. A participant's entire interest in the Plan becomes fully vested upon his death while employed, attainment of age 65 or permanent and total disability.

Benefit Payments
----------------

Upon termination of service, a participant may elect to receive either a lump-sum amount or an installment payment equal to the vested portion of his or her account, as defined by the Plan.

Prior to termination of employment or age 59 1/2 , contributions may only be withdrawn in the event of financial hardship as defined by the Internal Revenue Code.

JO-ANN STORES, INC. SAVINGS PLAN (401(k))



Notes to Financial Statements
December 31, 1999 and 1998
Page 4



Participant Loans
-----------------

Participants may borrow against their vested balances pursuant to the loan provision of the Plan. The maximum loan amount available to a participant is fifty percent of their vested account balance not to exceed $50,000. The maximum term of a loan is five years. Participant loans are repaid through payroll deductions with interest charged at the prime rate plus one percent. During 1999, interest rates ranged from 8.75% to 9.50%.

Trustee's Fees and Other Expenses
---------------------------------

Generally, costs incident to the purchase and sale of securities, such as brokerage commissions and stock transfer taxes, are paid by the respective funds. Other costs and expenses incurred in administering the Plan, including fees of the trustee are generally paid by the Plan.

Termination
-----------

Although it has not expressed any intent to do so, the Company, with the approval of the Board of Directors, has the right to discontinue its contributions at any time and to terminate the Plan, subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

 2. SIGNIFICANT ACCOUNTING POLICIES:
    --------------------------------

Basis of Accounting
-------------------

The accompanying financial statements are prepared on the accrual basis of accounting.

Valuation of Investments
------------------------

The assets included in the Statements of Net Assets are stated at their market values as of December 31, 1999 and 1998. Schedule I summarizes the Plan's investments held at December 31, 1999.

Estimates
---------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

JO-ANN STORES, INC. SAVINGS PLAN (401(K))



Notes to Financial Statements
December 31, 1999 and 1998
Page 5


Adoption of Statement of Position 99-3
--------------------------------------

The Accounting Standards Executive Committee issued Statement of Position 99-3, "Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters" (SOP 99-3), which eliminates the requirement for a defined contribution plan to disclose participant-directed investment programs. As required by SOP 99-3, the Plan adopted SOP 99-3 for the 1999 financial statements and reclassified certain amounts in the 1998 financial statements to eliminate the participant-directed fund investment program disclosures.

3. TAX STATUS:
   -----------

The Internal Revenue Service has determined and informed the Company, by letter dated February 20, 1997, that the Plan complies with applicable sections of the IRC. The Company currently believes that the Plan is in compliance with the applicable sections of the IRC.

4. INFORMATION CERTIFIED BY TRUSTEES:
   ----------------------------------

The former trustee, Key Trust Company of Ohio, N.A., and the current trustee, Institutional Trust Company, a subsidiary of Invesco Retirement Plan Services, maintains records of investment transactions and participant accounts and determines the valuation of the investment portfolio of each fund. Information with respect to (1) investments included in the Statements of Net Assets and the Schedule of Assets Held for Investment Purposes (Schedule I), and (2) all items included in the Statement of Changes in Net Assets has been certified by the trustees as being complete and accurate.

5. INVESTMENTS:
   ------------

The following investments of the Plan exceed 5% of the Plan's net assets available for benefits at December 31, 1999 and 1998.

                                                                       1999                 1998
                                                                 ------------------  --------------------

One Group Bond Fund                                                    $2,015,409          $    -
AIM Blue Chip Fund                                                      8,561,131               -
IRT Stable Value Fund                                                   5,492,718               -
IRT 500 Index Fund                                                     10,247,982               -
Victory Stock Index Fund                                                    -               9,036,163
Fidelity Magellan Fund                                                      -               6,529,524
EB Magic Fund                                                               -               5,175,669
Victory Intermediate Income Fund                                            -               2,101,177
Jo-Ann Stores, Inc. Class A common stock                                5,771,933           6,990,860
Jo-Ann Stores, Inc. Class B common stock                                2,607,069           4,029,296

JO-ANN STORES, INC. SAVINGS PLAN (401(k))



Notes to Financial Statements
December 31, 1999 and 1998
Page 6


6. PARTY-IN-INTEREST TRANSACTIONS:
   -------------------------------

During the years ended December 31, 1999 and 1998, there were no prohibited transactions with a party-in-interest, as defined by ERISA.

JO-ANN STORES, INC. SAVINGS PLAN (401(k))



Notes to Financial Statements
December 31, 1999 and 1998
Page 7



Schedule I

JO-ANN STORES, INC. SAVINGS PLAN 401(k)

Item 4i--Schedule of Assets Held for Investment Purposes
At End of Year

Employer Identification Number:  34-0720629
Plan Number:  001



                              Description                                      Cost          Market Value
------------------------------------------------------------------------ ----------------- -----------------

One Group Bond Fund                                                            $2,098,710        $2,015,409
AIM Blue Chip Fund                                                              6,911,523         8,561,131
*INVESCO Dynamics Fund                                                            481,105           630,593
*IRT Stable Value Fund                                                          5,492,718         5,492,718
*IRT 500 Index Fund                                                             8,622,889        10,247,982
*IRT Intermediate Return Fund                                                     155,845           163,001
*IRT Growth and Income Fund                                                       198,830           219,075
*IRT Maximum Appreciation Fund                                                    111,263           129,558
Janus Worldwide Fund                                                              406,173           566,031
Jo-Ann Stores, Inc. Class A common stock                                        7,156,658         5,771,933
Jo-Ann Stores, Inc. Class B common stock                                        3,067,052         2,607,069
*Loan Fund, interest rates varying from 8.75% to 9.5%                             596,402           596,402
                                                                         ----------------- -----------------

                                                                              $35,299,168       $37,000,902
                                                                         ================= =================



*Represents a party-in-interest



The accompanying notes to financial statements are an integral part of this schedule.